EXHIBIT 10.2

Lands’ End, Inc.

Director Compensation Policy
This sets forth the Director Compensation Policy (the “Policy”) of Lands’ End, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Board. The cash compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee director. Members of the Board shall not be entitled to receive any compensation for service on the Board other than as described in the Policy.

1.	Compensation

Payment Amount. Each non-employee director elected to serve as a member of the Board at the Company’s Annual Stockholders’ Meeting each year shall be eligible to receive an “annual” retainer of $100,000, paid in cash, for service on the Board. For purposes of this policy, “annual” means from Annual Stockholders’ Meeting to Annual Stockholders’ Meeting each year. In addition, (1) a non-employee director serving as Chairman of the Board shall be eligible to receive an additional annual retainer of $30,000, paid in cash, for such service; (2) a non-employee director serving as Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000, paid in cash, for such service; and (3) a non-employee director serving as Chairman of each other standing committee of the Board shall be eligible to receive an additional annual retainer of $10,000, paid in cash, for such service.

Payment Schedule and Vesting. The annual retainers for service on the Board and as chairman of committees of the Board as set forth above shall be paid by the Company in four equal quarterly installments, the first installment being paid on the date of the three month anniversary of the Annual Stockholders’ Meeting and the remaining installments being paid on each successive three month anniversary date (each such payment date, a “Quarterly Payment Date”); provided, however, that if the Company’s Annual Stockholders’ Meeting for the following year occurs prior to the end of the one year period, the final Quarterly Payment Date shall be paid on the day of such Annual Stockholders’ Meeting. If any non-employee director holds office as a director of the Board for less than a full annual period, such non-employee director shall only be entitled to the portion of the annual retainer payable through the Quarterly Payment Date following the date on which the non-employee director shall have ceased to serve on the Board.

Annual Election to Receive Retainer in the Form of Common Stock. A non-employee director may elect annually in advance to receive the retainer that would otherwise be payable in cash, either in whole or in part, in the form of shares of common stock of the Company issued under the Lands’ End, Inc. 2014 Stock Plan, as amended, or a successor equity plan, in which case he or she shall receive, at the time the cash retainer payment would have been payable, shares having an equivalent fair market value on the applicable Quarterly Payment Date, determined using the NASDAQ regular market hours closing price of the Company’s common stock on such Quarterly Payment Date (rounded to the nearest whole share). Such election shall be effective for the annual period commencing on the date of the next Annual Stockholders’ Meeting following the election.

New Directors. In the event a new non-employee director is elected or appointed to the Board, such non- employee director shall be eligible to receive as compensation for service as a member of the Board or as Chairman of the Audit Committee, a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the next scheduled Quarterly Payment Date and thereafter shall be paid in conformity with the other non-employee directors; provided, however, that each non-employee director who is a director as of the date of the Company’s separation from Sears Holdings Corporation or who becomes a director within one month of such date (each such director, an “Initial Director”) shall be eligible to receive as compensation for service as a member of the Board or as Chairman of the Audit Committee the full annual retainer, as set forth above and without pro-ration, for such Initial Director’s service up until the date of the first Annual Stockholders’ Meeting; provided, further, however, that if an Initial Director ceases to be a director prior to the first Annual Stockholders’ Meeting, such Initial Director shall not be entitled to receive a payment on any Quarterly Payment Date (other than the initial Quarterly Payment Date) unless he or she served as a director subsequent to the immediately preceding Quarterly Payment Date.

2.	Health Care Programs

Beginning in calendar year 2016, upon the approval of the Nominating and Corporate Governance Committee on a case-by-case basis, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

3.	Merchandise Discounts and Annual Allowance

All non-employee directors are eligible to purchase Lands’ End merchandise and services at a discount, subject to the terms of the Lands’ End Employee Merchandise Discounts Policy. All non-employee directors also shall receive an annual allowance of $2,750 to purchase Lands’ End merchandise and services.

4.	Expense Reimbursement

All directors, including, for the avoidance of doubt, directors who are employees of the Company, will be reimbursed for all reasonable out-of-pocket expenses incurred by such directors in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the subsidiaries of the Company. The Company shall make reimbursement to directors within a reasonable amount of time following submission by the directors of reasonable written substantiation for the expenses.

Revised Effective as of November 16, 2016